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                                   Exhibit 8

                  Opinion of Silver, Freedman & Taff, L.L.P.
                           as to certain tax matters



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                [LETTERHEAD OF SILVER, FREEDMAN & TALL, L.L.P.]

                                   Exhibit 8


                                April 29, 1996


Board of Directors
Roosevelt Financial Group, Inc.
900 Roosevelt Parkway
Chesterfield, Missouri 63017

               Re: Federal Income Tax Consequences Arising From The company Merger And The Bank Merger Contemplated By That Certain Agreement And Plan Of Merger And Reorganization By And Between Roosevelt Financial, Roosevelt Bank, Sentinel Financial and Sentinel Federal Dated March 22, 1996 ("Agreement")

Gentlemen:

               In accordance with your request and to facilitate the filing and processing of the holding company application with the OTS and the Registration Statement with the SEC relating to the transactions contemplated by the Agreement, set forth hereinbelow is the opinion of this firm relating to certain federal income tax consequences of the Company Merger pursuant to which Sentinel Financial will be merged into Roosevelt Financial and of the Bank Merger pursuant to which Sentinel Federal will be merged into Roosevelt Bank.

               Capitalized terms used herein which are not expressly defined herein shall have the meaning ascribed to them in the Agreement.



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Board of Directors
Roosevelt Financial, Inc.
April 29, 1996
Page 2

The following assumptions have been made in connection with our opinions hereinbelow:

          1. The Merger will be implemented strictly in accordance with the terms of the Agreement, provided the form of Subsidiary Agreement and Plan of Merger attached as Exhibit B to the Agreement will be changed to provide for the merger of Sentinel Federal with and into Roosevelt Bank.

          2. All conditions precedent contained in the Agreement shall be performed or waived prior to completion of the Merger.

          3. The representations of the parties to be made in their respective tax representation letters to counsel as of the Effective Time or Bank Merger Effective Time, whichever is applicable, in the form of Exhibits A and B hereto, shall be true and correct.

          4.  All of the shareholders of Sentinel Financial are U.S. residents.

                                    OPINION
                                    -------

          Based solely on our review of the Agreement and the assumptions set forth hereinabove and our analysis and examination of federal income tax laws, rulings, regulations and judicial precedents as of the date hereof, we render the following opinion.

     (1) The Company Merger will constitute a reorganization with the meaning of Section 368(a)(1)(A) of the Code. Neither Sentinel Financial nor Roosevelt Financial will recognize any gain or loss as a result of the transaction. Sentinel Financial and Roosevelt Financial will each be a party to the reorganization. (Section 368(b) of the Code.)

     (2)  The Bank Merger will constitute a reorganization with the meaning of
Section 368(a) of the Code. Neither Roosevelt Bank nor Sentinel Federal will recognize any gain or loss as a result of the transaction. Roosevelt Bank and Sentinel Federal will each be a party to the reorganization. (Section 368(b) of the Code.)

     (3) The basis of the assets received by Roosevelt Financial from Sentinel Financial will be the same as the adjusted basis of those assets in the hands of Sentinel Financial. The basis of the assets received by Roosevelt Bank from Sentinel Federal will be the same as the adjusted basis of those assets in the hands of Sentinel Federal. (Section 362(b) of the Code.)
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Board of Directors
Roosevelt Financial, Inc.
April 29, 1996
Page 3

     (4) The holding period of the assets of Sentinel Financial acquired by Roosevelt Financial in the Company Merger will include the period during which those assets were held by Sentinel Financial immediately prior to the Company Merger. The holding period of the assets of Sentinel Federal acquired by Roosevelt Bank in the Bank Merger will include the period during which those assets were held by Sentinel Federal immediately prior to the Bank Merger. (Section 1223(2) of the Code.)

     (5) Pursuant to the provisions of Section 381(c)(4) of the Code and Treasury Regulations Section 1.381(c)(4)-1(a)(i), Roosevelt Bank will succeed to and take into account, immediately after the Bank Merger, those accounts of Sentinel Federal which represent bad debt reserves of which Sentinel Federal has taken a bad debt deduction for taxable years ending on or before the date of transfer. The bad debt reserves of Sentinel Federal or Roosevelt Bank as a consequence of the Bank Merger, and such bad debt reserves will have the same character in the hands of Roosevelt Bank as they would have had in the hands of Sentinel Federal if no transfer had occurred. No opinion is expressed as to whether the bad debt reserves will be required to be restored to the gross income of either Sentinel Federal or Roosevelt Bank for the taxable year of transfer if either party fails to meet the requirements of Section 593(a)(2) of the Code during such taxable year.

     (6) Pursuant to Section 381(a) of the Code but subject to the conditions and limitations set forth in Sections 381(b) and (c) of the Code, Roosevelt
Bank will succeed to and take into account the items of Sentinel Federal described in Section 381(c) of the code. As provided by Section 381(c)(2) of the Code, and the regulations thereunder, Roosevelt Bank will succeed to and take into account the earnings and profits of Sentinel Federal as of the date of the Bank Merger. In a like manner, Roosevelt Financial will succeed to and take into account the items of Sentinel Financial as described in Section 381(c) of the Code including the earnings and profits of Sentinel Financial as of the date of the Company Merger.

     (7) No gain or loss will be recognized by any Sentinel Financial shareholder (except in connection with the receipt of cash in lieu of a fractional share of Roosevelt Financial Common Stock) upon the exchange of Sentinel Financial Common Stock solely for Roosevelt Financial Common Stock in the Company Merger.

     (8) The basis of the Roosevelt Financial Common Stock received by a Sentinel Financial shareholder who exchanges Sentinel Financial Common Stock for Roosevelt Financial Common Stock will be the same as the basis of the Sentinel financial Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Roosevelt Financial Common Stock).
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Board of Directors
Roosevelt Financial, Inc.
April 29, 1996
Page 4

     (9) The holding period of the Roosevelt Financial Common Stock received by a Sentinel Financial shareholder will include the period during which the Sentinel Financial Common Stock surrendered in exchange therefor was held (provided that such Common Stock of such Sentinel Financial shareholder was held as a capital asset at the Effective Time.)

     (10) Cash received by a Sentinel Financial shareholder in lieu of a fractional share interest of Roosevelt Financial Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Roosevelt Financial Common Stock which he would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Sentinel Financial stock was a capital asset in his hands at the Effective Time).

           No opinion is expressed as to the tax treatment of the transactions under the provisions of any of the other sections of the Code and regulations thereunder which may also be applicable thereto, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transactions which are not specifically covered by the opinions set forth above.

                                       Very truly yours,

                                       SILVER, FREEDMAN & TAFF, L.L.P.

                                       /s/Barry P. Taff, P.C.